Marina Biotech Announces Binding Letter of Intent for the Sale of its DiLA2 Delivery Platform

City of Industry, CA July 25th, 2017 – Marina Biotech, Inc. (OTCQB: MRNA) a biopharmaceutical company focused on the development and commercialization of innovative therapeutics for disease intersections of arthritis, hypertension, and cancer, today announced that it has entered into a binding letter of intent with a biotech company in the gene editing space for the sale of Marina’s DiLA2 delivery platform.

Under the terms of the letter of intent, Marina will receive $1.5 million, with $300,000 due upon the closing of the transaction and the balance of $1.2 million due upon either a successful fundraising by the buyer above a certain minimum dollar amount or the 1-year anniversary of the closing of the transaction, whichever comes first. The deadline for closing is August 30, 2017. Marina will retain an exclusive, fully paid and royalty free license to DiLA2 outside of the field of gene editing, as well as the rights to license DiLA2 outside of gene editing.

“This proposed transaction is consistent with Marina Biotech’s stated intentions to narrow its focus to pain and hypertension and to look to monetize its oligotherapeutic assets,” stated Joseph W. Ramelli, CEO of Marina Biotech. “Upon closing, this deal will bring in non-dilutive capital to Marina, which would extend our cash runway and allow us to invest in building out the commercial infrastructure to support the launch of the recently acquired Prestalia. We continue to seek out other opportunities to monetize our oligotherapeutic assets, be that either through a sale, a spin off to our shareholders, or by out-licensing of the technology.”

About Marina Biotech, Inc.

Marina Biotech's focus is to treat the intersection of arthritis, pain, hypertension, and oncology diseases using combination therapies of already approved drugs. Marina’s first FDA approved drug, Prestalia®, contains perindopril arginine, an ACE inhibitor, and amlodipine, a dihydropyridine calcium channel blocker, and is indicated for the treatment of hypertension to lower blood pressure. The company is developing and commercializing late stage, non-addictive pain therapeutics. The company's 'next-generation of celecoxib,' including IT-102 and IT-103, are designed to control the dangerous side-effect of edema that prohibits the drug from being prescribed at higher doses. These have the potential of replacing opioids and combatting the opioid epidemic. Additionally we are developing therapeutic microbiome using the only orally bioavailable siRNAs platform against FAP and IBD. Additional information about Marina Biotech is available at http://www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to successfully integrate its business operations with those of IthenaPharma; (ii) the ability of Marina Biotech to obtain funding to support its clinical development; (iii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iv) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (v) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (vi) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

PR Contact

Falguni Trieu

Email: ftrieu@marinabio.com

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